Exhibit 10.32
DIRECTOR AGREEMENT

This Agreement ("Agreement") is made and entered into effective as of March 24, 2014 (the "Effective Date"), by and between Donald Stout (the "Director") and Hipcricket, Inc. (the "Company").

RECITALS

WHEREAS, the Company and the Director are party to a letter agreement dated January 4, 2011, as amended by amendments dated March 16, 2011, November 28, 2011 and July 9, 2013 (together, the “Letter Agreement”), setting forth certain compensation to be received by the Director for his service as a member of the board of directors of the Company (the “Board”), including but limited to, a transaction fee payable to the Director in the event of a change of control of the Company (the “Transaction Fee”); and

WHEREAS, the Company and the Director desire to terminate the Letter Agreement, specifically including the Transaction Fee provided for therein, and any Transaction Fee payable to the Director at any time authorized by resolution or other action of the Board;

NOW THEREFORE, in consideration of the foregoing, the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           The Letter Agreement is terminated as of the Effective Date, and no rights or obligations contained in the Letter Agreement, including any rights or obligations relating to the payment to the Director of a Transaction Fee, shall survive the termination of the Letter Agreement.  Any Transaction Fee payable to the Director at any time authorized by resolution or other action of the Board also is hereby terminated as of the Effective Date.

2.           The Director will be granted a restricted stock award for 1,600,000 shares of Company common stock under the Company’s 2014 Equity Incentive Plan.

3.           Nothing in this Agreement will affect or otherwise modify the terms of any outstanding stock option, warrant or other equity award granted to the Director prior to the Effective Date.

4.           The Director will be entitled to reimbursement for reasonable out-of-pocket expenses related to the Director's service on the Board, subject to the terms and conditions of the Company's expense reimbursement policies, including the requirement that that the Director provide an appropriate receipt for each expenditure for which reimbursement is sought.

5.           This Agreement constitutes the entire agreement between the parties with respect to termination of the Letter Agreement.  No change, modification, or amendment of this Agreement shall be valid unless the same is in writing and signed by each of the parties to be bound.  No waiver of any provision of this Agreement shall be valid unless in writing and signed by the party to be charged.

6.           The validity, interpretation, construction and performance of this Agreement shall be governed by the internal substantive laws of the State of Delaware without reference to any choice of law rules.

7.           The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

8.           This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

 [Signature Page Follows]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

COMPANY:
HIPCRICKET, INC. By: /s/ Ivan Braiker Name:Ivan Braiker Title:President and Chief Executive Officer

DIRECTOR: /s/ Donald Stout Donald Stout